Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which includes an explanatory paragraph relating to the change in application of the LIFO method of accounting for certain store inventories as of February 3, 2002, the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of February 3, 2002, the adoption of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of January 1, 2003 and the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, as of February 4, 2001) dated April 28, 2003 relating to the consolidated financial statements, which appears in The Kroger Co.’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2003 relating to the financial statements, which appears in the plan’s Annual Report of The Kroger Co. Savings Plan on Form 11-K for the year ended December 31, 2002 filed as an exhibit to the Company’s Form 10-K/A, Amendment No. 1 filed on June 30, 2003.

/s/    PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

Cincinnati, Ohio

July 2, 2003